Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

Glatfelter Reports Record Sales for 2007 and 2007 Fourth Quarter Results

~ Annual sales exceed $1.1 billion, a record in 144 year Company history ~

~ Adjusted Quarterly Earnings, which excludes timberland sales, increased 32% ~

~ Gains from Timberland sales totaled $67.5 million, pre-tax ~

York, PA, February 19, 2008: Glatfelter (NYSE: GLT) today reported net sales of $287.4 million for the fourth quarter of 2007, compared with $268.6 million for the fourth quarter of 2006. Net income was $50.4 million, or $1.11 per diluted share, compared with $15.0 million, or $0.33 per diluted share, for the prior-year period.

Fourth quarter 2007 net income includes, on an after tax basis, $37.2 million in gains from the sale of timberlands and the year-earlier quarter included $8.0 million in timberland gains. Also, in the fourth quarter of 2006 the Company recorded $1.2 million in shutdown and restructuring charges and acquisition integration costs of $1.8 million, all after taxes. Excluding these items from each period’s results, fourth quarter 2007 adjusted earnings per share, which constitutes a non-GAAP financial measure, were $0.29 per diluted share, compared to $0.22 per diluted share in the fourth quarter of 2006. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

“Our revenue and earnings growth, including a 32% increase in adjusted EPS for the fourth quarter, reflects solid performance in both business units,” said George H. Glatfelter II, Chairman and Chief Executive Officer. “In Specialty Papers, we achieved strong volumes and continued to make progress improving Chillicothe’s performance. As a result, we remain well positioned to achieve our accretion targets in 2008. The Composite Fibers business unit also had a solid quarter, although this performance was masked by a fire that temporarily interrupted production at our Lydney facility. Within Composite Fibers, we remain excited about the recent acquisition of Metallised Products Limited, which expands our offering in this high-value niche market.”

Fourth Quarter Business Unit Results

Specialty Papers

Specialty Papers’ operating income for the fourth quarter 2007 totaled $14.9 million, an 81% or $6.7 million improvement from the same quarter of 2006. The improvement in operating income was driven by success in executing the Chillicothe improvement initiatives, particularly paper machine performance, yield improvements and raw material usage. Fourth quarter net sales totaled $194.9 million, a 4.9% increase compared with $185.8 million in the year-earlier quarter. Higher average selling prices contributed $4.3 million of the increase in net sales and volumes shipped increased 7.6%. The benefit of higher average selling prices were more than offset by higher input costs totaling $7.9 million largely driven by energy, pulp and wood.

Composite Fibers

Composite Fibers’ net sales increased 11.7% to $92.5 million for the quarter driven by improved shipping volume and favorable foreign currency translation. Operating income for the Composite Fibers business unit totaled $5.9 million for the fourth quarter of 2007, compared to $6.2 million in the same quarter a year ago.

On a constant currency basis, average selling prices benefited net sales by $0.2 million and volumes increased 4.9%, including the Caerphilly acquisition. Operating income was adversely impacted by $0.6 million due to a fire at the Lydney mill, which interrupted production for 6 days. As expected, the November 30, 2007 acquisition of Metallised Products Limited, now operating as Glatfelter Caerphilly, was slightly dilutive to fourth quarter 2007 results. As previously announced, the Company expects the acquisition to be neutral to earnings in 2008 and slightly accretive in 2009.

Other Financial Highlights

Selling, general and administrative (“SG&A”) expenses decreased $4.7 million in the quarter-to-quarter comparison and totaled $21.4 million for the fourth quarter of 2007. The decrease was mainly due to $2.8 million of integration costs included in the prior year quarter.

The Company’s effective income tax rate reflected in adjusted earnings for the fourth quarter of 2007 and 2006 was 22.9% and 21.9%, respectively.

The Company’s net debt declined $92.3 million, or 25%, since the end of 2006. Cash generated from operations during the fourth quarter of 2007 totaled $42.6 million compared with $17.9 million in the same quarter a year ago.

Timberland Sales Update

During the fourth quarter of 2007 approximately $74.1 million of timberland sales were completed for a gain of $67.5 million. Timberlands sold in 2007 totaled $87.3 million. Since the implementation of the Company’s timberland monetization program in 2006, $104.4 million of timberland has been sold.

Year to Date Results

Net sales for 2007 were $1.1 billion, a 16% increase from $986.4 million a year earlier. The Company reported net income of $63.5 million, or $1.40 per diluted share in 2007, compared with net loss of $12.2 million, or ($0.27) per diluted share in 2006. The year-to-date results for 2007 include $44.1 million in gains from the sale of timberlands, and charges of $16.0 million for the Fox River environmental matter and $1.6 million in acquisition integration, shutdown and restructuring costs, all after taxes. Reported results for 2006 include, all on an after-tax basis, shutdown and restructuring charges of $35.2 million, acquisition integration costs of $8.6 million and a debt redemption premium of $1.8 million and insurance recoveries and gains on the Company’s dispositions of timberlands aggregated $8.9 million. Excluding these items, adjusted earnings per share, which is a non-GAAP measure, increased 47.3% to $0.81 per diluted share for 2007, compared with $0.55 per diluted share for the prior year. For a reconciliation of adjusted earnings to GAAP earnings, refer to the tabular presentation at the end of this release.

2007 Highlights

The Company continues to successfully execute a number of its key strategic focus points including

•	Successfully implementing the Chillicothe Profit Improvement Plan which was focused on optimizing the facility’s productivity and efficiency. As a result, the Company is on track to achieve its annual accretion target of $0.45 to $0.50 per share in 2008.

•	Aggressively integrating the Lydney mill acquisition achieving the $9 million annual run rate contribution to operating income six months ahead of schedule.

•	Generating revenue growth in targeted markets resulted in a 16% growth in net sales and record $1.1 billion of annual revenue.

•	Enhancing the Company’s product mix in growing, high-margin niche markets by acquiring Metallised Products Limited, a $54 million manufacturer of metallized paper products based in Caerphilly, Wales. In addition to substantially increasing the company’s European production scale, the acquisition complements Composite Fibers’ existing metallized paper production capacity based in Gernsbach, Germany.

•	Significantly improving cash flow and strengthening the Company’s balance sheet by a $92.3 million reduction in net debt.

Mr. Glatfelter continued, “During 2007, Glatfelter experienced strong growth and profitability with a 47% increase in adjusted EPS. As we look to 2008, we remain confident that the continued execution of our optimization and growth strategies will further strengthen our operations and improve efficiencies in both of our businesses and increase value for our shareholders.”

Outlook

In Specialty Papers, the Company expects volume to improve slightly in the first quarter of 2008 compared to the same quarter of 2007. While there are indications that economic growth in the U.S. has slowed and may slow further, this has not yet had a meaningful impact on Glatfelter’s business. Selling prices are expected to be slightly higher than the fourth quarter of 2007. In Composite Fibers, average selling prices and volumes in the first quarter of 2008 are expected to be above 2007 first quarter levels.

However, the Company has continued to experience significant increases in input costs, driven primarily by energy and fiber, which are expected to more than offset increases to selling prices at least during the first quarter of this year. In addition, Composite Fibers completed a machine upgrade during December 2007 with the startup extending into January 2008. This startup affected production volume during January and will negatively impact operating results during the first quarter by approximately $1.7 million.

Conference Call

As previously announced, the Company will hold a conference call today at 11:00AM (Eastern) to discuss its fourth quarter results. During the conference call, management will be referring to a slide presentation to supplement their prepared remarks. This presentation is available on the Company’s Investor Relations web page as well as through the webcast discussed below.

Interested persons who wish to hear the live webcast should go to the Company’s Investor Relations web page at www.glatfelter.com/about_us/investor_relations/financial.aspx prior to the starting time to register and to download and install any necessary software.

You may also participate today by calling 888-335-5539 within the US and 973-582-2857 internationally (conference ID 33103284) at 10:55 AM (Eastern). A taped replay of the conference call will be available within two hours of the conclusion of the call and until March 4, 2008. To access the taped replay, call 800-642-1687 within the US and 706-645-9291 internationally and enter conference PIN 33103284.

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; environmental matters surrounding the former Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA, Chillicothe and Fremont, OH. International operations include facilities in Germany, France, the United Kingdom and the Philippines and a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
In thousands, except per share	2007	2006	2007	2006
Net sales	$287,384	$268,596	$1,148,323	$986,411
Energy sales – net	2,316	2,716	9,445	10,726

Total revenues	289,700	271,312	1,157,768	997,137
Costs of products sold	245,777	229,919	1,001,456	891,843

Gross profit	43,923	41,393	156,312	105,294
Selling, general and administrative expenses	21,444	26,154	116,144	92,481
Shutdown and restructuring charges	(127)	2,141	35	30,318
Gains on dispositions of plant, equipment and timberlands, net	(67,497)	(15,386)	(78,685)	(17,394)
Gains from insurance recoveries	–	–	–	(205)

Operating income (loss)	90,103	28,484	118,818	94
Non operating income (expense)
Interest expense	(6,692)	(6,878)	(29,022)	(24,453)
Interest income	1,365	782	3,933	3,132
Other – net	(175)	(159)	205	(1,001)

Total other nonoperating income (expense)	(5,502)	(6,255)	(24,884)	(22,322)

Income (loss) before income taxes	84,601	22,229	93,934	(22,228)
Income tax provision (benefit)	34,192	7,246	30,462	(9,992)

Net income (loss)	$50,409	$14,983	$63,472	$(12,236)

Weighted average shares outstanding
Basic	45,126	44,798	45,035	44,584
Diluted	45,469	45,278	45,422	44,584
Earnings (loss) per share
Basic	$1.12	$0.33	$1.41	$(0.27)
Diluted	1.11	0.33	1.40	(0.27)

Business Unit Financial Information

(unaudited)

Business Unit Performance	For the three months ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007	2006
Net sales	$194,889	$185,754	$92,495	$82,842	$–	$–	$287,384	$268,596
Energy sales, net	2,316	2,716	–	–	–	–	2,316	2,716

Total revenue	197,205	188,470	92,495	82,842	–	–	289,700	271,312
Cost of products sold	169,740	165,286	77,967	68,835	(1,930)	(4,202)	245,777	229,919

Gross profit (loss)	27,465	23,184	14,528	14,007	1,930	4,202	43,923	41,393
SG&A	12,525	14,924	8,595	7,850	324	3,380	21,444	26,154
Shutdown and restructuring charges	–	–	–	–	(127)	2,141	(127)	2,141
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(67,497)	(15,386)	(67,497)	(15,386)
Gain on insurance recoveries	–	–	–	–	–	–	–	–

Total operating income (loss)	14,940	8,260	5,933	6,157	69,230	14,067	90,103	28,484
Non-operating income (expense)	–	–	–	–	(5,502)	(6,255)	(5,502)	(6,255)

Income (loss) before income taxes	$14,940	$8,260	$5,933	$6,157	$63,728	$7,812	$84,601	$22,229

Supplementary Data
Net tons sold	177,687	165,161	18,557	17,699	–	–	196,244	182,860
Depreciation expense	$8,267	$8,337	$5,441	$4,562	$–	$–	$13,708	$12,899

Business Unit Performance	For the twelve months ended December 31
In thousands	Specialty Papers		Composite Fibers		Other and Unallocated		Total
	2007	2006	2007	2006	2007	2006	2007	2006
Net sales	$802,293	$693,660	$346,030	$292,751	$–	$–	$1,148,323	$986,411
Energy sales, net	9,445	10,726		–	–	–	9,445	10,726

Total revenue	811,738	704,386	346,030	292,751	–	–	1,157,768	997,137
Cost of products sold	721,216	635,143	287,606	246,797	(7,366)	9,903	1,001,456	891,843

Gross profit (loss)	90,522	69,243	58,424	45,954	7,366	(9,903)	156,312	105,294
SG&A	56,561	50,285	32,541	28,458	27,042	13,738	116,144	92,481
Shutdown and restructuring charges	–	–	–	–	35	30,318	35	30,318
Gains on dispositions of plant, equipment and timberlands	–	–	–	–	(78,685)	(17,394)	(78,685)	(17,394)
Gain on insurance recoveries	–	–	–	–	–	(205)	–	(205)

Total operating income (loss)	33,961	18,958	25,883	17,496	58,974	(36,360)	118,818	94
Nonoperating income (expense)		–		–	(24,884)	(22,322)	(24,884)	(22,322)

Income (loss) before income taxes	$33,961	$18,958	$25,883	$17,496	$34,090	$(58,682)	$93,934	$(22,228)

Supplementary Data
Net tons sold	726,657	653,734	72,855	68,148	–	10	799,512	721,892
Depreciation expense	$34,882	$32,824	$21,119	$17,197	$–	$–	$56,001	$50,021

Selected Financial Information
(unaudited)

	Twelve Months
	Ended December 31
In thousands	2007 2006
Cash Flow Data
Cash provided (used) by:
Operating activities	$100,332	$(28,427)
Investing activities	4,733	(181,831)
Financing activities	(99,371)	173,388
Depreciation, depletion and amortization	56,001	50,021
Capital expenditures	28,960	44,460
	December 31

	2007	2006

Balance Sheet Data
Cash and cash equivalents	$29,833	$21,985
Total assets	1,287,067	1,225,643
Total debt	313,185	397,613
Shareholders’ equity	476,068	388,368

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings are meant to present the financial performance of the Company’s core papermaking operation, which consists of the production and sale of specialty papers and composite fibers papers. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s papermaking operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, restructuring charges, merger integration costs, the charge for the early redemption of the Company’s 6-7/8% notes due July 2007 and insurance recoveries are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core papermaking business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales and insurance recoveries are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, restructuring costs, the charge for early redemption of outstanding debt, and merger integration costs are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period However, non-GAAP adjusted earnings provides a measure of how the Company’s core papermaking operations are performing, which management believes is useful to investors because it allows comparison of such papermaking operations from period to period.

Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP. The following tables set forth a reconciliation of results determined in accordance with accounting principles generally accepted in the United States of America to non-GAAP adjusted earnings discussed herein.

	Three Months Ended December 31
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$50,409	$1.11	$14,983	$0.33
Gains on sales of timberland	(37,237)	(0.82)	(7,980)	(0.17)
Shutdown and restructuring charges	(85)	0.00	1,178	0.02
Acquisition integration	97	0.00	1,830	0.04
Adjusted earnings	$13,184	$0.29	$10,011	$0.22

	Twelve Months Ended December 31
	2007		2006
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income (loss)	$63,472	$1.40	$(12,236)	$(0.27)
Gains on sales of timberland	(44,052)	(0.97)	(8,812)	(0.20)
Insurance recoveries	–	–	(130)	–
Shutdown and restructuring charges	24	0.00	35,212	0.79
Acquisition integration	1,569	0.03	8,647	0.19
Redemption premium	–	–	1,820	0.04
Fox River reserve	15,979	0.35	–	–

Adjusted earnings	$36,992	$0.81	$24,501	$0.55

The sum of individual per share amounts set forth above may not agree to adjusted income per share due to rounding.